Exhibit 23.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 30, 2022 with respect to our audits of SHONGHOYA INTL. GROUP, INC. and its subsidiary as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, and part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Los Angeles, California

May 12, 2022

KCCW Accountancy Corp.

5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA

Tel: +1 323 867 9880 ● Fax: +1 323 375 0500 ● info@kccwcpa.com